UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
                                 April 15, 1999
                   Date of Report (Date of earliest event reported)


                              Heritage Commerce Corp
                 (Exact name of registrant as specified in its charter)

         CA                      000-23877                  77-0469558
(State of other jurisdiction   (Commission File Number)    (IRS Employer
 of incorporation)                                          Identification No.)

150 Almaden Blvd., San Jose, CA                     95113
(Address of principal executive offices)          (Zip Code)



Registrant's telephone number, including area code         (408) 947-6900

                                    None
Former name or former address, if changed since last report.)




Item 5.	Other Events.


                HERITAGE COMMERCE CORP REPORTS FINANCIAL RESULTS
                          FOR THE FIRST QUARTER OF 1999


Heritage Commerce Corp (the "Company") (Nasdaq:
HTBK) today reported consolidated earnings of $627,000, or $0.10 per diluted share, for the first quarter of 1999 (per share income has been adjusted for a 3 for 2 stock split declared by the Company to shareholders of record as of February 5, 1999 and paid on February 19, 1999).
This compares to $453,000 or $0.08 per diluted share in the prior year period. Quarterly return on average assets and return on average equity were 0.69% and 8.20%, respectively, for the first quarter of 1999, compared with returns of 0.69% and 8.08%, respectively, for the first quarter of 1998.

For the quarter, earnings show an increase of $174,000, or 38%, over those of the prior year.
For the quarter, net interest income grew by $1,215,000, or 32%; noninterest income grew by $1,093,000, or 834%, due primarily to gains on sale of securities; and non-interest expense grew by $1,569,000, or 52%, compared to the first quarter of 1998, and reflecting start-up expenses associated with the Company's initiatives in the East Bay and South Valley.
The Company's net interest margin was 6.14% for the quarter ended March 31, 1999, compared with 6.49% for the quarter ended March 31, 1998.
This decrease in net interest margin can be primarily attributed to lower rates earned on interest earning assets.

Total assets as of March 31, 1999 were
$358,368,000, an increase of $29,392,000, or 9%,
from March 31, 1998.  Total assets at December
31,1998 were $404,931,000, with the reduction at March 31, 1999 due to the sale of approximately $42,000,000 in bankruptcy deposits.
At March 31, 1999, total portfolio loans were $231,274,000 and deposits were $322,046,000.
At March 31, 1999, loans and deposits had increased by $105,514,000, or 84%, and
$17,882,000, or 6%, respectively,since March 31,
1998.  Total deposits at December 31, 1998 were
$368,958,000, with the reduction at March 31, 1999 also due to the aforementioned sale of bankruptcy deposits.

The Company's allowance for loan losses was $4,277,000, or 1.85%, of total loans as of March
31, 1999. This compares with an allowance for loan losses of $3,825,000, or 1.62%, of total loans at December 31, 1998 and $2,540,000, or 2.02%, of total loans as of March 31, 1998. The
Company's non-performing assets (NPA's)increased from zero at March 31, 1998 to $2,269,000 as of March 31, 1999. NPA's were $1,288,000 as of
1998 year end.

The Company's shareholders' equity at March 31,
1999 stood at $30,929,000, compared with $30,697,000 as of December 31, 1998, a 1%
increase. Book value per share totaled $5.57 as of March 31, 1999 (book value per share data has been adjusted for a 3 for 2 stock split declared by the Company to shareholders of record as of February 5, 1999 and paid on February 19, 1999). The Company's leverage capital ratio stood at 8.3% at March 31, 1999.
This compares with a leverage ratio of 9.0% at December 31, 1998 and 8.4 % as of March 31, 1998.

Heritage Commmerce Corp, a bank holding company established February 17, 1998, is the parent company of two financial institutions: Heritage
Bank of Commerce, a commercial bank
headquartered in the city of San Jose, and Heritage Bank East Bay, a commercial bank headquartered in city of Fremont, with an office in San Ramon.

In addition, Heritage Bank of Commerce has established a branch office in the South Valley city of Morgan Hill. The new office opened for business the first week of March of this year.
As with Heritage Bank East Bay, it is anticipated that the branch office will be converted to an independent community business bank once regulatory approvals have been received.
Heritage's South Valley expansion strategy is being spearheaded by Brad Smith, whose extensive banking backgroud spans a period of over 25 years
(20 years in the South Valley) and includes 14 years as President & CEO of South Valley National
Bank in Gilroy. Mr. Smith was appointed Chairman of the Board of Directors of the parent company, Heritage Commerce Corp, in January 1999, and will also serve as President & Chief Executive Officer of the new South Valley bank.

The Company's common stock is listed on the NASDAQ National Market under the symbol "HTBK".

Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 1998 and the Quarterly Reports on Form 10-Q filed by the Company in fiscal 1999.

For further information about the Company's financial performance, contact John Rossell,
Chief Executive Officer, at (408) 947-6900 or visit the Company's web site at www.heritage-bank.com.



                     Forward Looking Statement Disclaimer

This release may contain forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic condition, and competition within the business areas in which the Company is conducting its operations, including the real estate market in California and other factors beyond the Company's control. Such risks and uncertainties could cause results for subsequent interim period or for the entire year to differ materially from those indicated. For a discussion of factors which could cause results to differ, please see the Company's reports on Form 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company's press releases. Readers should not place undue reliance on the forward-looking statements, which reflect management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.


                          Heritage Commerce Corp
                              (unaudited)

                                                At and For the
                                             Three Months Ended
                                            March 31      March 31
(in thousands, except per share amounts)      1999          1998     Percent Change

Statement of Income Data
  Net Interest Income                       $     4,993   $   3,778        32%
  Provision for Loan Losses                         643         160       302%
  Noninterest Income                              1,224         131       834%
  Noninterest Expense                             4,587       3,018        52%
  Net Income                                        627         453        38%

Per Share Data
  Earnings Per Share
    Basic                                          0.11        0.09        22%
    Diluted                                        0.10        0.08        25%
  Book Value Per Common Share                      5.57        4.62        21%

  Weighted average shares used in computing:
    Basic earnings per share                    5,556,919   4,943,844      12%
    Diluted earnings per share                  6,412,398   5,498,769      17%

Balance Sheet Data
  Total Assets                              $  358,368     $  328,976       9%
  Securities, Available-For-Sale                52,413         69,831     -25%
  Securities, Held-To-Maturity                  13,867         27,757     -50%
  Loans Held-For-Sale                           12,306         17,228     -29%
  Loans                                        231,274        125,760      84%
  Allowance For Loan Losses                      4,277          2,540      68%
  Total Deposits                               322,046        304,164       6%
  Total Shareholders' Equity                    30,929         22,825      36%
  Unrealized Holding Gain on Securities, Net       225            453     -50%

  Nonperforming Loans                            2,269            ---
  Other Real Estate Owned                          ---            ---

Selected Financial Ratios
  Net Interest Margin                            6.14%           6.49%
  Return on Average Assets                       0.69%           0.69%
  Return on Average Equity                       8.20%           8.08%
  Allowance for Loan Losses to
       Nonperforming Loans                     188.49%            N/A
  Allowance for Loan Losses to Total Loans       1.85%           2.02%
  Leverage Ratio                                 8.32%           8.40%



SIGNATURES

Under the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  April 20,1999                         HERITAGE COMMERCE CORP

                                           By:/s/ Lawrence D. McGovern
                                                  Lawrence D. McGovern
                                         Chief Financial Officer (Principal
                                           Financial and Accounting Officer)